Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
Graham Corporation Reports 10% Net Margin on Sales of
$15.7 million for Second Quarter Fiscal 2011
•	Revenue increased 18% from the trailing fiscal 2011 first quarter

•	International sales represented 52% of total sales for the second quarter as growth helped to offset decline in domestic sales

•	Continued financial strength, with cash balance remaining above $70 million and no bank debt

•	Revenue guidance remains $65 to $72 million for fiscal 2011, a 5% to 15% improvement over fiscal 2010; Expected gross margin range tightened to 28% to 30%

•	Current level of order activity indicates gradual recovery
BATAVIA, NY, October 29, 2010 — Graham Corporation (NYSE Amex: GHM), a designer and manufacturer of critical equipment for the oil refining, petrochemical and power industries, today reported its financial position and results of operations for its second quarter and six-month period ended September 30, 2010. Graham’s current fiscal year ends March 31, 2011, and is referred to as “fiscal 2011.”
Net sales were $15.7 million in the second quarter of fiscal 2011, slightly below net sales of $16.1 million in the prior year’s second quarter, but 18% above net sales of $13.4 million in the trailing first quarter of fiscal 2011. Net income in the second quarter was $1.6 million, or $0.16 per diluted share. Net income in the second quarter of fiscal 2011 was up 6% from net income of $1.5 million, or $0.15 per diluted share, in the same period last year and was 77% above net income in the trailing first quarter of fiscal 2011 on higher volume. Net income and earnings per diluted share in the second quarter of the prior fiscal year were negatively impacted by $0.5 million and $0.05, respectively, due to a tax charge and restructuring expenses.
Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “The quick action to align costs with our revenue and the productivity gains realized from our continuous improvement program that we have implemented over the past four years enabled us to remain profitable through the trough of the cycle these past four quarters. During this past quarter revenue expanded as we began converting our large backlog into sales. We anticipate that modest revenue expansion will continue in the third quarter and accelerate somewhat in the fourth quarter of FY11.”
Continued Improvement in International Markets
International sales, which represented 52% of total sales in the second quarter of fiscal 2011 compared with 50% of total sales in fiscal 2010’s second quarter, were $8.2 million. The slight increase from $8.0 million during the same quarter of fiscal 2010 helped to offset declines in domestic sales. Sales to South America, Mexico and Africa grew while sales to Asia and the Middle East declined. U.S. sales in the second quarter of fiscal 2011 were $7.5 million, compared with $8.1 million in the prior year’s second quarter, a decline of 7%. U.S. sales
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Graham Corporation Reports 10% Net Margin on Sales of $15.7 million for Second Quarter Fiscal 2011
October 29, 2010
comprised 48% of total sales in the current quarter compared with 50% in last year’s second quarter. The decline in U.S. sales, both on a dollar and relative basis, was the result of the continued slowdown in the U.S. refining industry, driven by an uncertain regulatory environment and a decline in demand for petroleum products and gasoline related to the weak economy, sustained high levels of unemployment and increased conservation efforts.
Thirty-four percent of Graham’s sales in the second quarter of fiscal 2011 were to the refining industry compared with 44% of sales in the same period of the prior fiscal year. Approximately 32% of sales were to the chemical/petrochemical industry during the second quarter of fiscal 2011 compared with 33% in the prior year’s second quarter, while sales to other commercial and industrial applications accounted for 34% of sales, approximately half of which were to the renewable energy markets, up from 23% in last year’s second quarter.
Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on at least a trailing 12-month basis. Nevertheless, Graham expects that international sales will continue to comprise a larger portion of future revenue in fiscal 2011 and beyond.
Solid Operating Performance During Bottom of Cycle
Gross profit was $5.3 million, or 34% of sales, in the second quarter of fiscal 2011. Gross profit was $5.9 million, or 36% of sales, in the same period of the prior fiscal year. However, gross profit margin was up from 29% in the trailing first quarter of fiscal 2011. Improvements in gross profit margin were based on increased volume and favorable product and geographic mix.
Selling, general and administrative (“SG&A”) expenses in the second quarter were $3.0 million, approximately the same as in the same prior year period. As a percentage of sales, SG&A was approximately 19% in both periods and was consistent with the level of SG&A spending in the first quarter of fiscal 2011.
Operating profit in the second quarter of fiscal 2011 was $2.3 million, down from operating profit of $2.7 million in the second quarter of fiscal 2010. The decrease was primarily a result of more competitive pricing environment. Operating margin was 15% in the current quarter compared with 17% in the prior year’s second fiscal quarter, but measurably improved over operating margin of 10% in the trailing first quarter of fiscal 2011.
Interest income in the second quarter of fiscal 2011 increased to $18 thousand compared with $15 thousand in the same period of the prior fiscal year primarily as a result of a higher level of invested cash.
Graham’s effective tax rate in the second quarter of fiscal 2011 was 33%. The effective tax rate for the second quarter of fiscal 2010 was 46% and included a charge for unrecognized tax benefits related to the Company’s previously claimed research and development tax credits.
First Half Fiscal 2011 Review
Net sales for the first six months of fiscal 2011 were $29.1 million, a decline of $7.2 million, or 20%, compared with net sales of $36.2 million in the first six months of fiscal 2010. Such decline largely resulted from a significant decline in demand, as order flow stalled 12 to 18 months ago due to very weak economic conditions globally. International sales increased to 55% of sales during the first six months of fiscal 2011 compared with 49% in fiscal 2010. U.S. sales were down to 45% of sales for the six-month period, compared with 51% in the fiscal 2010 six-month period.
Sales to the refining industry accounted for 30% of revenue in the first six months of fiscal 2011, down from 45% in same period of fiscal 2010. Chemical/petrochemical sales were 35% of
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Graham Corporation Reports 10% Net Margin on Sales of $15.7 million for Second Quarter Fiscal 2011
October 29, 2010
revenue compared with 28% in the prior year and sales to other commercial and industrial applications represented 35% of sales in the fiscal 2011 six-month period compared with 27% in the six-month period of fiscal 2010.
Gross profit for the fiscal 2011 six-month period was $9.2 million, or 32% of sales, compared with $14.1 million, or 39% of sales, in the prior year period. The decline was primarily related to lower sales, somewhat offset by cost reduction activities, purchasing discipline and improvements in operating efficiencies achieved as part of Graham’s continuous improvement program.
SG&A expenses declined to $5.6 million in the fiscal 2011 six-month period compared with $6.3 million in the first six months of fiscal 2010. The decrease was due primarily to a combination of cost reductions related to fiscal 2010 restructuring initiatives and reduced commissions on lower sales. As a percentage of sales, SG&A was 19% in the first half of fiscal 2011 compared with 17% in the same period the prior year. The increase on a percentage basis was primarily a result of the decline in sales.
Net income in the first six months of fiscal 2011 was $2.4 million, or $0.24 per diluted share, compared with net income of $5.0 million, or $0.50 per diluted share, in the same six-month period of fiscal 2010.
Mr. Jeffrey F. Glajch, Chief Financial Officer, commented, “We believe that this last quarter was the end of a 12-month trough in our business. Although we expect revenue for the second half of fiscal 2011 to continue to trend higher, our margins are not expected to keep pace as we are working through orders won in the highly competitive environment over the past year.”
Balance Sheet Remains Strong with Significant Cash Position
Cash, cash equivalents and investments at September 30, 2010 were $70.8 million compared with $71.2 million at June 30, 2010 and $74.6 million at March 31, 2010. Included in cash and equivalents is a significant amount of negotiated customer deposits which we received near the end of fiscal 2010, approximately $4 million of which has been utilized as planned through the first six months of fiscal 2011 to purchase materials for the related projects. The balance of these remaining deposits is approximately $10 to $12 million and will be used to procure materials for the related projects through fiscal 2013. At September 30, 2010, approximately $64.1 million was invested in U.S. Treasury notes with maturity periods of 91 to 120 days. Graham had no borrowings outstanding at the end of the quarter, excluding $12.4 million in outstanding letters of credit, against its $30.0 million revolving line of credit facility. Graham’s cash and cash equivalents balance at the end of last year’s second quarter was $54.7 million. The notably higher cash balance in the current period when compared with last year resulted both from cash generated from operations during the 12 months ended September 30, 2010, and, as discussed previously, increased customer deposits.
Net cash provided by operating activities for the second quarter of fiscal 2011 was $0.6 million compared with $9.8 million generated in the prior year’s second quarter and $2.8 million used in operations in the fiscal first quarter of 2011. The improvement in cash generated from operations compared with the first quarter was primarily due to higher net income in the current quarter. For the first six months of fiscal 2011, cash used in operations was $2.2 million compared with cash generated from operations of $9.3 million during the same period last year. Graham expects that it will use cash in its operations for the remainder of fiscal 2011 as it continues to utilize customer deposits to purchase inventory for the related customer projects as they enter production.
Capital expenditures were $164 thousand in the second quarter and $689 thousand in the first half of fiscal 2011, compared with $202 thousand for the second quarter and $282 thousand in the first half of fiscal 2010. Capital expenditures in fiscal 2011 are expected to be approximately $2.8 million to $3.3 million, above Graham’s historic annual level of capital spending of $1.5 to
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Graham Corporation Reports 10% Net Margin on Sales of $15.7 million for Second Quarter Fiscal 2011
October 29, 2010
$2.0 million. Approximately $1.5 million in equipment will be purchased in order to complete the large U.S. Navy program order that Graham won in the third quarter of fiscal 2010. Approximately 80% of capital spending is expected to be for machinery and equipment. Information technology and other anticipated expenditures are each expected to account for approximately 10% of estimated capital spending.
Outlook
Orders during the second quarter of fiscal 2011 were $10.5 million, above orders of $8.1 million in the first quarter of fiscal 2011, but below orders of $29.6 million in the prior fiscal year’s second quarter. Orders from international customers were 67% of total orders during the second quarter of fiscal 2011, while U.S. customers accounted for 33% of total orders. International orders comprised 47% and 79% of total orders in the first quarter of fiscal 2011 and the second quarter of last year, respectively, while U.S. orders were 53% and 21% of total orders in the respective periods. Graham expects an increasing percentage of orders to come from International customers in fiscal 2011 and beyond.
Mr. Lines commented, “We expect order levels in the second half of fiscal 2011 to improve compared with the first half. We have seen improvements in the Middle East, Asia and recently, South America, and the quality and quantity of inquiries we are receiving is measurably improved. Nonetheless, there remains some hesitation by our customers to commit to projects due to uncertainty in the global outlook.”
Graham’s backlog was $83.3 million at September 30, 2010 compared with $89.1 million at June 30, 2010 and $50.5 million at September 30, 2009. At September 30, 2010, there were two orders in backlog with a value of approximately $2.1 million which remained on hold. An order valued at $3.3 million that was previously on hold was re-activated and is now in production. No orders were cancelled during the second quarter of fiscal 2011. Graham believes it is well-positioned to convert existing backlog to meet customer demand.
Approximately 40% of projects in Graham’s backlog as of the end of the second quarter are for refinery projects, 10% for chemical and petrochemical projects and 50% for power and other markets, compared with 55%, 33% and 12%, respectively, at September 30, 2009. Included in Graham’s backlog are several large orders, including the U.S. Navy’s carrier program order, that are not expected to begin to be delivered until late in fiscal 2011 and beyond. Consequently, Graham expects only about 60% to 70% of its current backlog to ship in the next twelve months, as opposed to the 85% to 90% of backlog that would normally ship in a twelve-month period.
Graham is reaffirming its previous revenue guidance for fiscal 2011 in the range of $65 million to $72 million, an improvement of 5% to 15% over fiscal 2010. However, with 32% gross margin year to date, Graham now expects gross margin for fiscal 2011 will be in the range of 28% to 30%, narrowed from its previous estimate of 27% to 31%. The backlog expected to ship during the latter half of the fiscal year was won in a more competitive pricing environment and, therefore, higher volume and improved capacity utilization will be offset by lower margin opportunity. We expect margins in the third quarter of fiscal 2011 to be particularly affected by the competitive pricing environment of late last year.
Estimated SG&A expense for fiscal 2011 has been lowered slightly, to a range of $11.8 to $12.3 million. The expected annual effective tax rate for fiscal 2011 remains between 30% and 33%.
Mr. Lines concluded, “As we have previously mentioned, we expect the second half of this fiscal year will be stronger than the six-months we just completed, although our margins will be pressured coming out of the pricing environment of the last year. We are looking well beyond fiscal 2011, and are focused on winning opportunities in a very rich pipeline. We see the Middle East, Asia and South America as the regions where order activity will likely be strongest during the next business cycle, albeit spotty, as recent fluctuations have demonstrated. In addition, we expect opportunities to surface occasionally in other regions, such as Africa and Canada, which
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Graham Corporation Reports 10% Net Margin on Sales of $15.7 million for Second Quarter Fiscal 2011
October 29, 2010
are also showing signs of renewed strength. On the other hand, although the U.S. market, particularly in oil refining, is expected to remain weak for the foreseeable future, we will continue to work with our U.S. customers as we lay the groundwork for an eventual rebound.”
“We have also begun to see more realistic valuations on the acquisition front, as many relatively smaller private companies that are likely acquisition candidates align their expectations with the realities of the downcycle. Our focus is on businesses that provide an opportunity for geographic expansion into stronger markets or product expansion where we can leverage our existing sales channels. In all cases, we are looking for companies with strong management teams offering value-based products that will complement the well-established brand name Graham has built over the last seventy-plus years.”, Mr. Lines concluded.
Stock Buyback Program
Graham maintains a stock repurchase program which permits it to repurchase up to one million shares of its common stock through July 29, 2011. Since the initiation of the program in January 2009, Graham has repurchased 351,000 shares at a cost of $3.2 million, including 48,000 shares of common stock repurchased during the second quarter of fiscal 2011 at a cost of $0.7 million.
Webcast and Conference Call
Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey F. Glajch, Vice President — Finance & Administration and Chief Financial Officer, will review Graham’s financial condition and operating results for the second quarter of fiscal 2011, as well as Graham’s strategy and outlook. Their review will be accompanied by a slide presentation which will be available on Graham’s Web site at www.graham-mfg.com. A question and answer session will follow the formal discussion.
Graham’s conference call can be accessed by dialing 1-201-689-8560 and requesting conference ID number 358700. The webcast can be monitored on Graham’s Web site at www.graham-mfg.com.
To listen to the archived call, dial 1-858-384-5517, and enter conference ID number 358700. A telephonic replay will be available from 2:00 p.m. Eastern Time on the day of release through November 5, 2010, at 11:59 p.m. Eastern Time. A transcript will also be available on Graham’s Web site, once available.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For over 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and electrical power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation can be found.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
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Graham Corporation Reports 10% Net Margin on Sales of $15.7 million for Second Quarter Fiscal 2011
October 29, 2010
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to anticipated revenue, the timing of conversion of backlog to sales, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:
Jeffrey Glajch, Vice President — Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports 10% Net Margin on Sales of $15.7 million for Second Quarter Fiscal 2011
October 29, 2010
Graham Corporation Second Quarter Fiscal 2011
Condensed Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	September 30,		%	September 30,		%
	2010	2009	Change	2010	2009	Change

Net sales	$15,723	$16,108	(2.4%)	$29,074	$36,246	(19.8%)
Cost of products sold	10,376	10,254	1.2%	19,877	22,114	(10.1%)
Gross profit	5,347	5,854	(8.7%)	9,197	14,132	(34.9%)

Gross profit margin	34.0%	36.3%		31.6%	39.0%
Expenses and other income:
Selling, general and administrative	3,019	3,032	(0.4%)	5,586	6,280	(11.1%)
Other expense	—	96	(100.0%)	—	96	(100.0%)

Operating profit	2,328	2,726	(14.6%)	3,611	7,756	(53.4%)
Operating profit margin	14.8%	16.9%		12.4%	21.4%
Interest income	(18)	(15)	20.0%	(34)	(33)	3.0%
Interest expense	9	33	(72.7%)	16	34	(52.9%)

Income before income taxes	2,337	2,708	(13.7%)	3,629	7,755	(53.2%)
Provision for income taxes	780	1,240	(37.1%)	1,194	2,769	(56.9%)

Net income	$1,557	$1,468	6.1%	$2,435	$4,986	(51.2%)

Per share data
Basic
Net income	$0.16	$0.15	6.7%	$0.25	$0.50	(50.0%)

Diluted
Net income	$0.16	$0.15	6.7%	$0.24	$0.50	(52.0%)

Weighted average common shares outstanding:
Basic	9,937	9,903		9,929	9,894
Diluted	9,977	9,937		9,970	9,926

Dividends declared per share	$0.02	$0.02		$0.04	$0.04

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Graham Corporation Reports 10% Net Margin on Sales of $15.7 million for Second Quarter Fiscal 2011
October 29, 2010
Graham Corporation Second Quarter Fiscal 2011
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(Unaudited)

	September 30,	March 31,
	2010	2010

Assets
Current assets:
Cash and cash equivalents	$6,740	$4,530
Investments	64,060	70,060
Trade accounts receivable, net of allowances ($13 and $17 at September 30, and March 31, 2010, respectively)	9,184	7,294
Unbilled revenue	4,022	3,039
Inventories	3,993	6,098
Income taxes receivable	288	—
Prepaid expenses and other current assets	1,092	651

Total current assets	89,379	91,672
Property, plant and equipment, net	9,900	9,769
Prepaid pension asset	7,723	7,335
Other assets	46	203

Total assets	$107,048	$108,979

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$54	$66
Accounts payable	6,808	6,623
Accrued compensation	2,912	4,010
Accrued expenses and other liabilities	2,240	2,041
Customer deposits	18,796	22,022
Income taxes payable	—	68
Deferred income tax liability	141	138

Total current liabilities	30,951	34,968

Capital lease obligations	123	144
Accrued compensation	308	292
Deferred income tax liability	3,164	2,930
Accrued pension liability	240	246
Accrued postretirement benefits	901	880
Other long-term liabilities	491	445

Total liabilities	36,178	39,905

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value Authorized, 500 shares
Common stock, $.10 par value Authorized, 25,500 shares
Issued, 10,198 and 10,155 shares at September 30 and March 31, 2010, respectively	1,020	1,016
Capital in excess of par value	15,794	15,459
Retained earnings	61,578	59,539
Accumulated other comprehensive loss	(4,247)	(4,386)
Treasury stock (353 and 305 shares at September 30 and March 31, 2010, respectively)	(3,275)	(2,554)

Total stockholders’ equity	70,870	69,074

Total liabilities and stockholders’ equity	$107,048	$108,979

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Graham Corporation Reports 10% Net Margin on Sales of $15.7 million for Second Quarter Fiscal 2011
October 29, 2010
Graham Corporation Second Quarter Fiscal 2011
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2010	2009

Operating activities:
Net income	$2,435	$4,986

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	582	501
Amortization of unrecognized prior service cost and actuarial losses	145	339
Discount accretion on investments	(32)	(30)
Stock-based compensation expense	184	198
(Gain) loss on disposal of property, plant and equipment	(10)	3
Deferred income taxes	156	98
(Increase) decrease in operating assets:
Accounts receivable	(1,847)	(1,212)
Unbilled revenue	(972)	4,892
Inventories	2,109	1,018
Income taxes receivable/payable	(357)	2,185
Prepaid expenses and other current and non-current assets	(259)	(281)
Prepaid pension asset	(388)	(122)
Increase (decrease) in operating liabilities:
Accounts payable	121	(134)
Accrued compensation, accrued expenses and other current and non-current liabilities	(864)	(1,323)
Customer deposits	(3,231)	(1,838)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	33	34

Net cash (used) provided by operating activities	(2,195)	9,314

Investing activities:
Purchase of property, plant and equipment	(689)	(282)
Proceeds from sale of property, plant and equipment	14	7
Purchase of investments	(114,888)	(86,613)
Redemption of investments at maturity	120,920	77,640

Net cash provided (used) by investing activities	5,357	(9,248)

Financing activities:
Proceeds from issuance of long-term debt	—	198
Principal repayments on long-term debt	(33)	(211)
Issuance of common stock	104	34
Dividends paid	(396)	(394)
Purchase of treasury stock	(721)	(229)
Excess tax deduction on stock awards	52	21
Other	—	2

Net cash used by financing activities	(994)	(579)

Effect of exchange rate changes on cash	42	3

Net increase (decrease) in cash and cash equivalents	2,210	(510)
Cash and cash equivalents at beginning of period	4,530	5,150

Cash and cash equivalents at end of period	$6,740	$4,640

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Graham Corporation Reports 10% Net Margin on Sales of $15.7 million for Second Quarter Fiscal 2011
October 29, 2010
Graham Corporation Second Quarter Fiscal 2011
Additional Information
ORDER & BACKLOG TREND
(Amounts in millions)

	Q110	Q210	Q310	Q410	FY2010	Q111	Q211
	6/30/09	9/30/09	12/31/09	3/31/10	3/31/10	6/30/10	9/30/10
Orders	$8.8	$29.6	$51.6	$18.3	$108.3	$8.1	$10.5
Backlog	$37.0	$50.5	$89.8	$94.3	$94.3	$89.1	$83.3
SALES BY INDUSTRY
(Amounts in millions)

	Q111%		Q211%
FY 2011	6/30/10	Total	9/30/10	Total
Refining	$3.3	25%	$5.3	34%
Chemical/ Petrochemical	$5.3	40%	$5.0	32%
Power	$1.1	8%	$2.4	15%
Other	$3.7	27%	$3.0	19%
Total	$13.4		$15.7

	Q110%		Q210%		Q310%		Q410%		FY2010%
FY 2010	6/30/09	Total	9/30/09	Total	12/31/09	Total	3/31//10	Total	3/31/10	Total
Refining	$9.2	46%	$7.1	44%	$4.4	36%	$4.7	34%	$25.5	41%
Chemical/ Petrochem	$4.7	23%	$5.3	33%	$5.3	44%	$6.3	45%	$21.5	35%
Power	$0.1	N/A	$0.1	1%	$0.2	2%	$0.5	4%	$0.9	1%
Other	$6.1	31%	$3.6	22%	$2.3	18%	$2.3	17%	$14.3	23%
Total	$20.1		$16.1		$12.2		$13.8		$62.2

Graham Corporation Reports 10% Net Margin on Sales of $15.7 million for Second Quarter Fiscal 2011
October 29, 2010
Graham Corporation Second Quarter Fiscal 2011
Additional Information
(Continued)
SALES BY REGION
(Amounts in millions)

	Q111%		Q211%
FY 2011	6/30/10	Total	9/30/10	Total
United States	$5.5	41%	$7.5	48%
Middle East	$0.8	6%	$1.6	10%
Asia	$4.5	34%	$3.5	22%
Other	$2.6	19%	$3.1	20%
Total	$13.4		$15.7

	Q110%		Q210%		Q310%		Q410%		FY2010%
FY 2010	6/30/09	Total	9/30/09	Total	12/31/09	Total	3/31/10	Total	3/31/10	Total
United States	$10.2	51%	$8.1	50%	$5.1	42%	$4.5	33%	$27.9	45%
Middle East	$0.4	2%	$2.9	18%	$1.8	15%	$1.4	10%	$6.4	10%
Asia	$8.2	41%	$4.0	25%	$2.8	23%	$5.4	39%	$20.3	33%
Other	$1.3	6%	$1.1	7%	$2.5	20%	$2.5	18%	$7.6	12%
Total	$20.1		$16.1		$12.2		$13.8		$62.2
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